UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
			      Washington, DC 20549
				__________

				SCHEDULE 13G

		Under the Securities Exchange Act of 1934


			China Marine Food Group Limited
				(Name of Issuer)

				Common Stock
			(Title of Class of Securities)

				 64782 20 0
				(CUSIP Number)

			      December 31, 2008
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
X Rule 13d-1(b)
0 Rule 13d-1(c)
0 Rule 13d-1(d)



CUSIP No. 64782 20 0		13G	Page   2     of   7    Pages

1.NAME OF REPORTING PERSONS

1)  Michael Ryan

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) 0
(b) 0

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

USA

		  5.SOLE VOTING POWER
		    0

NUMBER OF 	  6.SHARED VOTING POWER
SHARES 	            1,816,433
BENEFICIALLY
OWNED BY 	  7.SOLE DISPOSITIVE POWER
EACH                0
REPORTING
PERSON WITH:      8.SHARED DISPOSITIVE POWER
		    1,816,433


9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  1,816,433

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   No

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
   7.89%

12.TYPE OF REPORTING PERSON
   HC


CUSIP No. 64782 20 0		13G	Page   3     of   7    Pages

1.NAME OF REPORTING PERSONS
  TradeLink Securities, LLC

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) 0
(b) 0

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

		 5.SOLE VOTING POWER
		   1,816,433

NUMBER OF 	 6.SHARED VOTING POWER
SHARES 	           0
BENEFICIALLY
OWNED BY 	 7.SOLE DISPOSITIVE POWER
EACH               1,816,433
REPORTING
PERSON WITH:     8.SHARED DISPOSITIVE POWER
		   0

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  1,816,433

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   No

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
   7.89%

12.TYPE OF REPORTING PERSON
   BD

CUSIP No. 64782 20 0		13G	Page   4     of   7    Pages

Item 1(a). Name of Issuer:
	   China Marine Food Group Limited

Item 1(b). Address of Issuer's Principal Executive Offices:
	   Da Bao Industrial Zone, Shishi City, Fujian, China 36270

Item 2(a). Name of Person Filing:
	   1) Mark Feldberg
	   2) TradeLink Securities, LLC

Item 2(b). Address of Principal Business Office or, if none, Residence:
	   1)TradeLink Securities LLC,71 S.Wacker Dr Ste 1900,Chicago,IL 60606
	   2)TradeLink Securities LLC,71 S.Wacker Dr Ste 1900,Chicago,IL 60606

Item 2(c). Citizenship:
	   1) U.S.
	   2) Delaware

Item 2(d). Title of Class of Securities:
	   Common Stock

Item 2(e). CUSIP Number:
           64782 20 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) XX Broker or dealer registered under Section 15 of the Exchange Act;
(b)    Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)    Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d) Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) XX A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);


CUSIP No. 64782 20 0		13G	Page   5     of   7    Pages

(h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
(j)   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.
    (a) Amount beneficially owned:
        1,816,433
    (b) Percent of class:
        7.89%
        Based on 23,026,301 shares reported outstanding as of 11/5/08

    (c) Number of shares as to which the person has:

	(i)   Sole power to vote or direct the vote:
              See responses to Item 5 on the attached cover pages.

        (ii)  Shared power to vote or direct the vote:
              See responses to Item 5 on the attached cover pages.

        (iii) Sole power to dispose or to direct the disposition of:
              See responses to Item 5 on the attached cover pages.

        (iv)  Shared power to dispose or to direct the disposition of:
              See responses to Item 5 on the attached cover pages.

Item 5. Ownership of Five Percent or Less of a Class.
        Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        The shares of issuer common stock being reported by Michael Ryan as control person (CEO) are beneficially owned by TradeLink Securities LLC, a registered broker-dealer.

Item 8. Identification and Classification of Members of the Group.
        Not applicable.


CUSIP No. 64782 20 0		13G	Page   6     of   7    Pages

Item 9. Notice of Dissolution of Group.
        Not applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 24, 2009

					Michael Ryan
					CEO
                                        TradeLink Securities LLC